UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Internet Brands, Inc.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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This filing consists of a letter dated December 3, 2010.

Internet Brands, Inc.

909 N. Sepulveda Blvd., 11th Floor

El Segundo, CA 90245

IMPORTANT REMINDER TO VOTE YOUR PROXY

December 3, 2010

Dear Internet Brands Stockholder:

Our records indicate that your votes on the proposed merger have not yet been received.  The special meeting of stockholders of Internet Brands, Inc. will be held at our corporate headquarters at 909 N. Sepulveda Blvd., 11th Floor, El Segundo, California on Thursday, December 16, 2010, at 8:00 a.m. local time.  Please take a moment right now to ensure that your shares are represented at this important meeting.

If the merger is completed, holders of our Class A common stock and Class B common stock will be entitled to $13.35 per share in cash, without interest and less any applicable withholding taxes.

It is imperative that you vote all of your shares.  The adoption of the merger agreement requires the affirmative vote of both (a) the holders of a majority of the voting power of the Company’s outstanding Class A common stock and Class B common stock, voting together as a single class, and (b) the holders of a majority of the outstanding shares of Class A common stock, other than shares held by Idealab and the Participating Employees (each as defined in the Company’s proxy statement dated November 15, 2010).

YOUR VOTE IS IMPORTANT. PLEASE VOTE YOUR SHARES TODAY BY PHONE, INTERNET OR BY COMPLETING AND MAILING THE ENCLOSED PROXY CARD.

In order to ensure that you have an opportunity to vote, no matter how few or how many shares you own, we have enclosed an additional proxy card and Internet and telephone instructions that will allow you to exercise your rights as a stockholder.  If possible, please vote by Internet or phone given the short amount of time before the special meeting date.   If you do nothing, it is the equivalent of voting “NO”.

After considering the unanimous recommendation of an independent special committee of our board of directors, as well as other factors, your board of directors unanimously recommends that stockholders of the Company vote to adopt the merger agreement.

Institutional Shareholder Services (“ISS”), the largest proxy voting advisory service, recommends that stockholders vote “FOR” both proposals. In their report, ISS states, “Based on a review of the terms of the transaction and…the premium received and the rationale, shareholder support for the merger agreement is warranted.”

Please vote today by telephone or by Internet pursuant to the instructions enclosed.  Remember — every share and every vote counts!  Alternatively, you may sign, date and mail your proxy card in the envelope provided.  If you have any questions, please call MacKenzie Partners, Inc. toll-free at (800) 322-2885 or collect at (212) 929-5500.

Thank you in advance for voting promptly.

Sincerely,

/s/ Robert N. Brisco
Robert N. Brisco
President and Chief Executive Officer

IMPORTANT ADDITIONAL INFORMATION FILED WITH THE SEC

Internet Brands, Inc. filed with the U.S. Securities and Exchange Commission, or the SEC, on November 15, 2010, and mailed to its stockholders on November 16, 2010, a proxy statement in connection with the transaction.  Stockholders of Internet Brands, Inc. are urged to read the proxy statement and other relevant materials because they contain important information about the proposed transaction.  Stockholders may obtain a free copy of the proxy statement and any other relevant document at the SEC’s website at http://www.sec.gov.  The definitive proxy statement and these other documents are also available on Internet Brands’ website (http://internetbrands.com) and may be obtained free from Internet Brands, Inc. by directing a request to Investor Relations at Internet Brands, Inc., 909 North Sepulveda Boulevard, 11th Floor, El Segundo, California 90245.

Internet Brands, Inc. and its directors and certain executive officers may be deemed to be participants in the solicitation of proxies from the company’s stockholders in respect of the proposed transaction.  Information about the directors and executive officers of Internet Brands, Inc. and their respective interests in Internet Brands, Inc. by security holdings or otherwise is set forth in its proxy statement dated November 15, 2010.